                                                                   EXHIBIT 10.10

[CONFIDENTIAL TREATMENT REQUESTED.  CONFIDENTIAL PORTIONS OF THIS
DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH
THE COMMISSION.]

                                    AGREEMENT


        THIS AGREEMENT, is entered into as of November 24, 1997 by and between Syntro Corporation, a Delaware corporation having a place of business at 3535 General Atomics Court, San Diego, California 92121 ("Syntro") and Nanogen, Inc., a Delaware corporation having a place of business at 10398 Pacific Center Court, San Diego, California 92121 ("Nanogen"). Syntro and Nanogen may each be referred to herein individually as a "Party" and collectively as the "Parties."

        WHEREAS, Syntro has been assigned rights to United States Patent 4,787,963, entitled "Method and Means of Annealing Complementary Nucleic Acid Molecules at an Accelerated Rate"; and

        WHEREAS, Nanogen desires to obtain an exclusive license to practice such patent in certain fields and Syntro is willing to grant such a license to Nanogen;

        NOW THEREFORE, in consideration of the foregoing and the promises and covenants set forth below, the Parties hereby agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

        1.1 "Affiliate" shall mean any individual or entity directly or indirectly controlling, controlled by or under common control with, a Party to this Agreement. For purposes of this Agreement, the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of an entity, or the right to receive fifty percent (50%) or more of the profits or earnings of an entity shall be deemed to constitute control. Such other relationship as in fact results in actual control over the management, business and affairs of an entity shall also be deemed to constitute control.

        1.2 "Calendar Quarter" shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect.

        1.3    "Field" shall mean all uses of Licensed Products.

        1.4 "First Commercial Sale" shall mean, with respect to the Licensed Product, the first sale for end use of any Licensed Product.

        1.5 "Licensed Products" shall mean all products, the making, using or selling of which, would infringe one or more claims included within the Patent Rights.

        1.6 "Net Sales" shall mean the amounts billed or invoiced to independent, third-party customers by Nanogen, its Affiliates and sublicensees for sales of Licensed Products, which are made, sold or used in the Territory, less deductions for (a) quantity and/or cash discounts and rebates actually allowed and taken; (b) freight, postage, duties, insurance and taxes directly related to the sale of Licensed Products; (c) amounts repaid or credited by reason of rejections or returns of goods or because of retroactive price reductions. Licensed Products shall be considered sold in accordance with GAAP and Nanogen's procedures for recording sales for financial reporting purposes. The value of any Licensed Products used by Nanogen or its Affiliates, calculated as if sold to a third party under an arms-length transaction, shall be deemed to be included in Net Sales.

        1.7    "Patent Rights" shall mean United States Patent
4,787,963, entitled "Method and Means of Annealing Complementary
Nucleic Acid Molecules at an Accelerated Rate."

        1.8 "Territory" shall mean the United States of America, its territories and possessions.

                                   ARTICLE II.
                                 GRANT OF RIGHTS

        2.1 Exclusive License. Syntro hereby grants to Nanogen, and Nanogen accepts, an exclusive, royalty-bearing license, under the Patent Rights, to make, have made, use, import, market, offer to sell and sell Licensed Products solely for use in the Licensed Field in the Territory. Subject to the prior written approval of Syntro, which approval shall not unreasonably be withheld, Nanogen shall have the right to sublicense the rights granted hereunder to third parties, provided, however, that Nanogen shall be responsible for the performance of each of its sublicensees.

        2.2 Reserved Rights. Syntro hereby retains the right, without right to sublicense, under the Patent Rights, to make, have made, use, import, market, offer to sell and sell Licensed Products and practice the Patent Rights for any and all human therapeutic uses and any and all veterinary uses and Syntro further retains the right to practice the Patent Rights for research purposes, including, without limitation, the development of products for human therapeutic uses and/or any veterinary uses (hereinafter collectively referred to as "Reserved Uses"). For avoidance of doubt, nothing in this Paragraph 2.2 reservation of rights by Syntro shall preclude or limit Nanogen's right to make, have made, use, import, market, offer to sell and sell Licensed Products or practice the Patent Rights for such Reserved Uses pursuant to the exclusive license granted under Paragraph 2.1 above.

        2.3 No Implied License. This Agreement confers upon Nanogen no license or rights by implication, estoppel, or otherwise under any patent, patent application, know-how or other intellectual property right of Syntro (collectively, "IP Rights") other than the Patent Rights regardless of whether such other IP Rights are dominant or subordinate to the Patent Rights.

                                  ARTICLE III.
                             PAYMENTS AND ROYALTIES

        3.1 License Fee. In partial consideration for the rights granted to Nanogen hereunder, Nanogen shall pay to Syntro a license fee in the amount of ***. Such license fee shall be paid in three (3) installments as follows:

            *** upon Nanogen's signature of this Agreement;

            *** on the *** anniversary of the Effective Date of
                this Agreement; and

            *** on the *** anniversary of the Effective Date of
                this Agreement.

        3.2 Royalties. In further consideration for the rights granted to Nanogen hereunder, Nanogen shall pay to Syntro a royalty in the amount of *** of Nanogen's Net Sales of Licensed Products.

        3.3 Term and Scope of Royalty Obligations. Royalties on Net Sales of each Licensed Product at the rate set forth in Section 3.2 shall continue until the expiration of the last to expire of the Patent Rights in the Territory. No royalties shall be due upon the sale or other transfer among Nanogen, its Affiliates or sublicensees, but in such cases the royalty shall be due and calculated upon Nanogen's or its Affiliates' or its sublicensees' Net Sales to the first independent third party.

        3.4    Reports and Payment of Royalty.

               3.4.1 Royalties Paid Quarterly. Within forty-five (45) calendar days following the close of each Calendar Quarter, following the First Commercial Sale of a Licensed Product, Nanogen shall furnish to Syntro a written report for the Calendar Quarter showing the Net Sales of Licensed Products sold by Nanogen, its Affiliates and its sublicensees in the Territory during such Calendar Quarter and the royalties payable under this Agreement for such Calendar Quarter. Simultaneously with the submission of the written report, Nanogen shall pay to Syntro, for the account of Nanogen or the applicable Affiliate or sublicensee, as

***     CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE
        COMMISSION
the case may be, a sum equal to the aggregate royalty due for such Calendar Quarter calculated in accordance with this Agreement (reconciled for any previous overpayments, underpayments or credits).

               3.4.2 Method of Payment. Payments to be made by Nanogen to Syntro under this Agreement shall be paid by bank wire transfer in immediately available funds to such bank account as is designated in writing by Syntro from time to time or by check in immediately available funds. Royalty payments shall be made in United States dollars.

        3.5    Maintenance of Records; Audits.

               3.5.1 Record Keeping by Syntro. Nanogen and its Affiliates shall keep and Nanogen shall require its sublicensees to keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined. Upon ten (10) days prior written notice from Syntro, Nanogen shall permit an independent certified public accounting firm of nationally recognized standing selected by Syntro, at Syntro's expense, to have access during normal business hours to examine pertinent books and records of Nanogen and/or its Affiliates as may be reasonably necessary to verify the accuracy of the royalty reports hereunder. The examination shall be limited to pertinent books and records for any year ending not more than thirty-six (36) months prior to the date of such request. An examination under this Section 3.5.1 shall not occur more than once in any Calendar Year. Nanogen may designate competitively sensitive information which such auditor may not disclose to Syntro, provided, however, that such designation shall not encompass the auditor's conclusions. The accounting firm shall disclose to Syntro only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Syntro. Nanogen may require any such accounting firms to sign a confidentiality agreement (in form and substance acceptable to Nanogen) as to any of Nanogen's or its Affiliate's confidential information which they are provided, or to which they have access, while conducting any audit pursuant to this Section 3.5.1.

               3.5.2 Underpayment/Overpayments. If such accounting firm correctly concludes that additional royalties were owed during such period, Nanogen shall pay the additional royalties within thirty (30) days of the date Syntro delivers to Nanogen such accounting firm's written report so concluding. If such underpayment exceeds five percent (5%) of the royalty correctly due Syntro then the fees charged by such accounting firm for the work associated with the underpayment audit shall be paid by Nanogen. Any overpayments by Nanogen will be credited against future royalty obligations.

                                   ARTICLE IV.
                    PRODUCT DEVELOPMENT AND COMMERCIALIZATION

        4.1 Development. Nanogen shall, at its own cost and expense, diligently perform, consistent with sound scientific principles and reasonable business judgment, those research and development activities necessary or appropriate to develop, make, use and sell Licensed Products in the Field in the Territory, complying with any applicable regulatory and other applicable legal requirements in the Territory.

        4.2 Manufacturing. Nanogen shall, at its own cost and expense, be solely responsible for manufacturing, either itself or through third parties, sufficient quantities of the Licensed Products to satisfy its obligations to provide Licensed Products to its customers.

        4.3 Commercialization. Nanogen shall, at its own cost and expense, use diligent efforts to market and sell the Licensed Products and to exploit the Patent Rights in the Field hereunder.

                                   ARTICLE V.
                                     PATENTS

        5.1 Maintenance of Patent Rights. Subject to Sections 5.2 and 5.3 hereof, Syntro will, or will cause its Affiliates to, in its sole discretion, maintain the Patent Rights, including, without limitation, payment of applicable maintenance fees in the Territory.

        5.2    Infringement.

               5.2.1 Notice. In the event that Nanogen becomes aware of substantial infringement by a third party in a country in the Territory (e.g. greater than twenty percent (20%) of Nanogen's or its Affiliates' sales of Licensed Products) of any issued patent within the Patent Rights, Nanogen shall promptly notify Syntro in writing to that effect, including with said written notice evidence to establish a prima facie case of infringement by such third party.

               5.2.2 Enforcement of Patent Rights by Syntro. Upon receipt of notice provided by Nanogen pursuant to Section 5.2.1 hereof, Syntro shall have the right but not the obligation to enforce the Patent Rights against the alleged third party infringer. If Syntro, in its sole discretion elects to so enforce the Patent Rights, Syntro shall have six
        (6) months from the date of such notice to obtain a discontinuance of such infringement or bring suit against such third party infringer. Syntro shall bear all of the expenses of any suit brought by it and shall retain all damages or other moneys awarded or received in settlement of such suit. At Syntro's request, Nanogen will reasonably cooperate with Syntro in any such suit and shall have the right to consult with Syntro and bc represented by its own counsel at its own expense.

               5.2.3 Enforcement of Patent Rights by Nanogen. If Syntro either (i) notifies Nanogen that it elects not to enforce the Patent Rights against the alleged third party infringer or (ii) elects to enforce the Patent Rights against the alleged third party infringer pursuant to Section 5.2.2 hereof, but after the expiration of the six
        (6) month period set forth in Section 5.2.2, has not obtained a discontinuance of the infringement or brought suit against the third party infringer, Nanogen shall have the right, but not the obligation, to bring suit against such third party infringer under the Patent Rights in its own name and/or that of Syntro, provided that Nanogen shall bear all of the expenses of such suit. At Nanogen's request, Syntro will reasonably cooperate with Nanogen in any such suit for infringement of a Patent Right brought by Nanogen, and shall have the right to consult with Nanogen and to participate in and be represented by independent counsel in such litigation at its own expense. Nanogen shall impute no liability to Syntro as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding any of the Patent Rights invalid or unenforceable. In the event that Nanogen recovers any moneys in such litigation by way of damages or in settlement thereof, Nanogen shall have the right to keep such sums to offset its costs and expenses, provided, however, that to the extent such recovery includes an award based on lost profits, Nanogen shall pay to Syntro an amount equal to the royalties that would have been payable to Syntro based on Net Sales corresponding to such lost profits. Nanogen shall not enter into any settlement agreement which would adversely affect the Patent Rights without the prior written consent of Syntro.

        5.3    Defense of Patent Rights.

               5.3.1 Notice. In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights shall be brought against Syntro or Nanogen or raised by way of counterclaim or affirmative defense to a suit brought under Section 5.2, the Party that such suit is brought against shall immediately provide the other Party with written notice of such suit.

               5.3.2 Defense by Syntro. Syntro shall have the first right, but not the obligation, to defend such suit. If Syntro, in its sole discretion, elects to defend such suit, Syntro shall do so at its own expense.

               5.3.3 Defense by Nanogen. If Syntro, in its sole discretion, elects not to defend such suit pursuant to

        Section 5.3.2 hereof, Nanogen shall have the right, but not the obligation to so defend such suit at its sole cost and expense, provided, however, that Nanogen shall not enter into any settlement agreement which would adversely affect the Patent Rights without the prior written consent of Syntro.

                                   ARTICLE VI.
                                 INDEMNIFICATION

        6.1 Indemnification by Nanogen. Nanogen shall indemnify and hold Syntro, its Affiliates, and each of their respective employees, officers, directors and agents (each, a "Syntro Indemnified Party") harmless from and against any and all claims, suits, liability, damages, loss, costs or expenses (including reasonable attorneys' fees) which the Syntro Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with
(i) the breach by Nanogen or its Affiliates of any covenant, representation or warranty contained in this Agreement, (ii) the testing, research, development, manufacture, storage, distribution, use, marketing, promotion or sale of Licensed Products by or on behalf of Nanogen or its Affiliates or any of their respective customers or clients, (iii) any negligent act or omission or willful misconduct of Nanogen or its Affiliates in the conduct of any activity by Nanogen or such Affiliates under this Agreement which is the proximate cause of injury, death or property damage to a third party, or (iv) the violation, by Nanogen, its Affiliates or any of its or their respective employees, officers, directors and agents, of any municipal, state, or federal laws, rules or regulations applicable to the performance of Nanogen's obligations under this Agreement, or (v) the successful enforcement by a Syntro Indemnified Party of any of the foregoing. Upon learning of the filing of any such claim or suit, Syntro shall immediately notify Nanogen thereof.

        6.2 Indemnification by Syntro. Syntro shall indemnify and hold Nanogen, its Affiliates, and each of their respective employees, officers, directors and agents (each, a "Nanogen Indemnified Party") harmless from and against any and all claims, suits, liability, damages, loss, costs or expenses (including reasonable attorneys' fees) which the Nanogen Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with
(i) the breach by Syntro or its Affiliates of any covenant, representation or warranty contained in this Agreement, (ii) any negligent act or omission or willful misconduct of Syntro or its Affiliates in the conduct of any activity by Syntro or such Affiliates under this Agreement with respect to the Patent Rights, or (iii) the violation, by Syntro, its Affiliates or any of its or their respective employees, officers, directors and agents, of any municipal, state, or federal laws, rules or regulations applicable to the performance of Syntro's obligations under this Agreement, or (iv) the successful enforcement by a Nanogen Indemnified Party of any of the foregoing. Upon learning of the filing of any such claim or suit, Nanogen shall immediately notify Syntro thereof.

        6.3 Insurance. Nanogen shall maintain adequate insurance to cover its liability exposure and indemnification obligations. Upon request of Syntro, copies of certificates evidencing such insurance coverage will be made available to Syntro and Nanogen shall provide thirty (30) days prior written notice to Syntro in the event of cancellation or any material change in such insurance.

                                  ARTICLE VII.
                              TERM AND TERMINATION

        7.1 Term. Unless sooner canceled or terminated under the provisions hereof, this Agreement shall continue in effect until the last to expire of the Patent Rights.

        7.2 Termination by Syntro. If Nanogen brings a declaratory action against Syntro alleging invalidity or non-infringement of any of the Patent Rights, Syntro shall have the right to terminate this Agreement at any time thereafter upon thirty (30) days written notice to Nanogen.

        7.3 Material Breach. Either Party hereto may, at its option, cancel the licenses herein granted to Nanogen and terminate this Agreement by giving the other Party prior notice in writing to that effect of not less that sixty
(60) days in the event such other Party shall materially breach this Agreement and shall fail to cure such breach during the period of said notice; provided, however, that any such cancellation and termination shall not release such other Party from any obligations hereunder incurred prior thereto.

        7.4 Insolvency. If Nanogen shall become insolvent or shall make an assignment for the benefit of its creditors, or proceedings in voluntary or involuntary bankruptcy shall be instituted on behalf of or against Nanogen, or a receiver or trustee of Nanogen's property shall be appointed, the licenses granted herein to Nanogen shall, without other action or notice, immediately terminate.

        7.5    Effects of Termination.

               7.5.1 Payment Obligations. Upon cancellation or termination of this Agreement for any reason, all royalties on Net Sales made on or before the effective date of said cancellation or termination shall accrue and become due and payable on the thirtieth (30th) day thereafter. Additionally, any installments of the license fee required under Section 3.1 which have not yet been paid shall accrue and become immediately due and payable.

               7.5.2 Inventory. In the event of the cancellation or termination of this Agreement prior to the expiration thereof, other than as a result of a substantial safety question having arisen with respect to Licensed Product(s) or as a result of a termination pursuant to Section 7.2 hereof or because of a material breach of this Agreement by Nanogen, Nanogen shall be permitted to sell its then existing inventory of Licensed Products for a period of nine (9) months, on condition that Nanogen pay to Syntro royalties thereon and comply with the other terms of this Agreement. Any inventory not sold during such nine (9) month period shall be promptly destroyed by Nanogen.

        7.6 Survival. The obligations of the Parties set forth in Sections 3.4, 3.5, 5.3.4, 6.1, 6.2, 6.3, 7.3, 7.4, 7.5, 9.1, 9.2, 10.1, 10.5 and
10.6 and the last sentence of Section 8.2 hereof shall survive expiration or any termination of this Agreement.

                                  ARTICLE VIII.
                         REPRESENTATIONS AND WARRANTIES

        8.1 Representations and Warranties of Each Party. Each of Syntro and Nanogen hereby represents and warrants to the other that, as of the Effective Date,:

               (a) it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of incorporation or formation;

               (b) except for the governmental and regulatory approvals required to market Licensed Product(s) in the Territory, the execution, delivery and performance of this Agreement by such Party does not require the consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental or regulatory authority and the execution, delivery or performance of this Agreement will not violate any law, rule or regulation applicable to such Party;

               (c) it shall comply with all applicable material laws and regulations relating to its activities under this Agreement;

               (d) the individual executing this Agreement is its duly authorized representative with full power and authority to sign, bind and otherwise commit such Party to the terms and obligations of this Agreement;

               (e) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and

               (f) as of the date of this Agreement it is not a party to any oral or written contract or understanding with any third party that is inconsistent with this Agreement and/or its performance hereunder or that will in any way limit or conflict with it's ability to fulfill the terms of this Agreement and that it will not enter into any such agreement during the term of this Agreement.

        8.2 Representations and Warranties of Syntro. Syntro hereby represents and warrants to Nanogen that Syntro owns the Patent Rights and, as of the Effective Date, the Patent Rights are subsisting and all maintenance fees that have become due on or before the Effective Date have been paid. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 8.1 HEREOF OR IN THIS SECTION 8.2, SYNTRO MAKES NO EXPRESS OR IMPLIED WARRANTIES OR REPRESENTATIONS OF ANY KIND AS TO ANY OF THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PATENT RIGHTS LICENSED HEREUNDER OR ANY LICENSED PRODUCTS MADE, USED OR SOLD HEREUNDER, AND SYNTRO FURTHER DISCLAIMS ANY LIABILITY, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ARISING OUT OF NANOGEN'S, ITS AFFILIATES' OR ANY OR THEIR RESPECTIVE CUSTOMERS' USE OF LICENSED PRODUCTS OR THE PATENT RIGHTS.

                                   ARTICLE IX.
                                 CONFIDENTIALITY

        9.1 Confidentiality. Each of Nanogen and Syntro shall use only in accordance with this Agreement and shall not disclose to any third party any Proprietary Information received by it from the other Party, without the prior written consent of the other Party. The foregoing obligations shall survive the expiration or termination of this Agreement for a period of five (5) years. These obligations shall not apply to Proprietary Information that:

               (i) is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by business records;

              (ii) is at the time of disclosure or thereafter becomes published or otherwise part of the public domain without breach of this Agreement by the receiving Party;

             (iii) is subsequently disclosed to the receiving Party by a third party who has the right to make such disclosure;

              (iv) is developed by the receiving Party independently of Proprietary Information or other information received from the disclosing Party and such independent development can be documented by the receiving Party; or

               (v) is required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed by a Party, provided that notice is promptly delivered to the other Party in order to provide an opportunity to seek a protective order or other similar order with respect to such Proprietary Information and thereafter the disclosing Party discloses to the requesting entity only the minimum Proprietary Information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the other Party.

        9.2 Return of Proprietary Information. At any time upon request of the disclosing Party after termination of this Agreement pursuant to Article VII hereof, the receiving Party shall return all documents, and copies thereof, containing the disclosing Party's Proprietary Information. However, the receiving Party may retain one (1) copy of such documents in a secure location solely for the purpose of determining its obligations hereunder, to comply with any applicable regulatory requirements, or to defend against any product liability claims.

                                   ARTICLE X.
                                  MISCELLANEOUS

        10.1 Governing Law. This Agreement shall be construed and the legal relations between the Parties hereto determined in accordance with the laws of the State of New Jersey, without regard for its conflicts of law provisions.

        10.2 Assignment. This Agreement and the licenses granted herein shall not be assignable by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either Party may assign this Agreement and its rights and obligations hereunder to any of its Affiliates or in connection with the acquisition, sale of all or substantially all of its assets without first obtaining such consent, but shall notify the other Party, in writing, promptly after such assignment is made. A Party may assign its rights and/or obligations hereunder to one of its Affiliates only if such Party provides the other Party with a signed document guaranteeing the performance of such Affiliate. If a Party assigns its rights and obligations hereunder to a third party, such assignment will be effective only if the third party agrees, in writing, to assume all of the obligations under this Agreement of the Party from whom it is receiving such assignment.

        10.3 Entire Agreement. This Agreement, including any exhibits and schedules hereto, constitutes the entire understanding of the Parties with respect to the subject matter hereof. This Agreement supersedes and cancels all previous agreements among the Parties, written and oral, in respect of the subject matter hereof. No modification or amendment of this Agreement shall be valid or binding upon the Parties unless made in writing and duly executed on behalf or each of the Parties hereto.

        10.4 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America which may be imposed upon or related to Nanogen or Syntro from time to time by the government of the United States of America. Furthermore, Nanogen agrees that it will not export, directly or indirectly, any technical information acquired from Syntro under this Agreement or any products using such technical information to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

        10.5 Notices. Any notice or other communication required or permitted to be given to the other Party pursuant to this Agreement shall be sufficiently given if sent to such Party in writing by express delivery service or certified or registered mail, return receipt postage prepaid, or by facsimile with confirmation via mail, addressed to:

        To Syntro:         Syntro Corporation
                           3535 General Atomics Court
                           San Diego, California 92121
                           Attention: President
                           Facsimile no.: (908) 629-3103

               with copies to:

                           Schering Corporation
                           2000 Galloping Hill Road
                           Kenilworth, New Jersey 07033
                           Attention: Law Department,
                                         Senior Legal Director - Licensing
                             Facsimile no.:  (908) 298-2739

                                              and

                           Schering Corporation
                           One Giralda Farms
                           Madison, New Jersey
                           Attention:  Staff Vice President - Corporate
                                       Business Development, Strategy
                                       and Internal Consulting
                           Facsimile no.:  (973) 822-7468

        To Nanogen:        Nanogen, Inc.
                           10398 Pacific Center Court
                           San Diego, California 92121
                           Attention: Chief Executive Officer
                           Facsimile no.: (619) 546-7717
               with copies to:

                          Nanogen, Inc.
                          10398 Pacific Center Court
                          San Diego, California 92121
                          Attention: General Counsel
                          Facsimile no.: (619) 546-7717

or to such other address as it shall designate by written notice given to the other Party. Any such notice or other communication shall be deemed to be received on the earlier of the date actually received or the date five (5) business days after the same was posted or sent. Either Party may change its address or its facsimile number by giving the other Party written notice, delivered in accordance with this Section.

        10.6 Publicity. Neither Party shall use the name of the other Party (or the such other Party's Affiliates) for promotional purposes without the prior written consent of the Party whose name is proposed to be used. No news release, publicity or other public announcement, either written or oral, regarding the terms or existence of this Agreement or performance hereunder, shall be made by either Party without the prior written agreement of the other Party.

        10.7 Severability. If any term or condition of this Agreement, the deletion of which would not adversely affect the receipt of any material benefit by either Party hereunder, shall be held illegal, invalid or unenforceable, the remaining terms and conditions of this Agreement shall not be affected thereby and such terms and conditions shall be valid and enforceable to the fullest extent permitted by law.

        10.8 No Waiver. Failure on the part of Syntro to exercise or enforce any right conferred upon it hereunder shall not be deemed to be a waiver of any such right nor operate to bar the exercise or enforcement thereof at any time or times thereafter.

        10.9 Force Majeure. Noncompliance by either Party with the obligations of this Agreement due to force majeure, (laws or regulations of any government, war, civil commotion, destruction of production facilities and materials, fire, flood, earthquake or storm, labor disturbances, shortage of materials, failure of public utilities or common carriers), or any other causes beyond the reasonable control of the applicable Party, shall not constitute breach of this Agreement and such Party shall be excused from performance hereunder to the extent and for the duration of such prevention, provided it first notifies the other Party in writing of such prevention and that it uses its best efforts to cause the event of such force majeure to terminate, be cured or otherwise ended.

        10.10 Dispute Resolution. The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of this Agreement. In the event of the occurrence of such a dispute either Party may, by written notice to the other Party, have such dispute referred to their respective officers (designated below) or their successors for attempted resolution by good faith negotiations within thirty
(30) calendar days after such notice is received. Said designated officers are as follows:

        For Syntro:          Staff Vice-President,
                             Corporate Business Development, Strategy and
                             Internal Consulting
                             Schering-Plough Corporation

        For Nanogen:         Chief Executive Officer
                             Nanogen Corporation

In the event the designated officers are not able to resolve such dispute through good faith negotiations within such thirty (30) calendar day period, either Party may invoke the provisions of Schedule 10.10 at any time within thirty (30) calendar days following the end of such thirty (30) calendar day period. Notwithstanding the foregoing, nothing in this Section 10.10 shall prohibit a Party from seeking temporary or injunctive relief from a court of competent jurisdiction pending the resolution of a dispute in accordance with the provisions of this Section l0.l0.

        IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed, by duly authorized representatives, as of the last date written below.

NANOGEN, INC.                                      SYNTRO CORPORATION


By:  /s/ Howard C. Birndorf                        By:  /s/ Carl Battle
   --------------------------------                   -------------------------
        Howard C. Birndorf                                Carl Battle
        Chairman and CEO                                  Vice President


Date:          11-24-97                            Date:    Nov. 24, 1997
      --------------------------------------             ----------------

                                 SCHEDULE 10.10

                          DISPUTE RESOLUTION PROCEDURES

        Any dispute, controversy or claim arising out of or relating to the validity, construction, enforceability or performance of this Agreement including disputes relating to an alleged breach or termination of this Agreement (but excluding disputes regarding the validity of any Patent Rights, which disputes may be submitted to the appropriate tribunal) shall be settled by binding arbitration in the manner set forth below:

               (a) Scope. Subject to and in accordance with the terms of this Agreement and this Schedule 10.10, all differences, disputes, claims or controversies arising out of or in any way connected or related to this, whether arising before or after the expiration of the term of this Agreement, and including, without limitation, its negotiation, execution, delivery, enforceability, performance, breach, discharge, interpretation and construction, existence, validity and any damages resulting therefrom or the rights, privileges, duties and obligations of the Parties under or in relation to this Agreement (including any dispute as to whether an issue is arbitrable), which are not otherwise resolved in accordance with Section 10.10 of this Agreement, shall be referred to binding arbitration in accordance with the rules of the American Arbitration Association, as in effect at the time of the arbitration.

               (b) Parties to Arbitration. For the purposes of each arbitration under this Agreement, Syntro shall constitute one Party to the arbitration and Nanogen shall constitute the other Party to the arbitration.

               (c) Notice of Arbitration. A Party requesting arbitration hereunder shall give a notice of arbitration to the other Party containing a concise description of the matter submitted for arbitration, including references to the relevant provisions of the Agreement and a proposed solution (a "Notice of Arbitration"). Notice of Arbitration shall be delivered to the other Party in accordance with
        Section 10.5 of the Agreement.

               (d) Response. The non-requesting Party must respond in writing within forty-five (45) days of receiving a Notice of Arbitration with an explanation, including references to the relevant provisions of the Agreement and a response to the proposed solution and suggested time frame for action. The nonrequesting Party may add additional issues to be resolved.

               (e) Meeting. Within fifteen (15) days of receipt of the response from the non-requesting Party pursuant to Paragraph (d), the Parties shall meet and discuss in good faith options for resolving the dispute. The requesting Party must initiate the scheduling of this resolution meeting; Each Party shall make available appropriate personnel to meet and confer with the other Party during such fifteen-(15) day period.

               (f) Selection of Arbitrator. Any and all disputes that cannot be resolved pursuant to Paragraphs (c), (d) and (e) shall be submitted to an arbitrator (the "Arbitrator") to be selectee by mutual agreement of the Parties. Unless the Parties otherwise agree, the Arbitrator shall be a retired judge of a state or federal court, to be chosen from a list of such retired judges to be prepared jointly by the Parties, with each Party entitled to submit the names of three such retired judges for inclusion in the list. No Arbitrator appointed or selected hereunder shall be an employee, director or shareholder of, or otherwise have any current or previous relationship with, any Party or its respective Affiliates. If the Parties fail to agree on the selection of the Arbitrator, the Arbitrator shall be designated by a judge of the Federal District Court in New Jersey upon application by either Party.

               (g) Powers of Arbitrator. The Arbitrator may determine all questions of law and jurisdiction (including questions as to whether a dispute is arbitrable) and all matters of procedure relating to the arbitration. The Arbitrator shall have the right to grant legal and equitable relief (including injunctive relief) and to award costs (including reasonable legal fees and costs of arbitration) and interest. The Arbitrator is not empowered to award punitive, exemplary or any similar damages.

               (h) Arbitration Procedure. In the event that Syntro is the Party requesting arbitration, the arbitration shall take place in the State of California unless otherwise agreed by the Parties, at such place and time as the Arbitrator may fix for the purpose of hearing the evidence and representations that the Parties may present. In the event that Nanogen is the Party requesting arbitration, the arbitration shall take place in the State of New Jersey unless otherwise agreed by the Parties at such place and time as the Arbitrator may fix for the purpose of hearing the evidence and representations that the Parties may present. The arbitration proceedings shall be conducted in the English language. The law applicable to the arbitration shall be the law of the State of New Jersey. No later than twenty (20) business days after hearing the representations and evidence of the Parties, the Arbitrator shall make its determination in writing and deliver one copy to each of the Parties.

               (i) Discovery and Hearing. During the meeting referred to in Paragraph (e) of this Schedule 10.10, the

        Parties shall negotiate in good faith the scope and schedule of discovery, relating to depositions, document production and other discovery devices, taking into account the nature of the dispute submitted for resolution. If the Parties are unable to reach agreement as to the scope and schedule of discovery, the Arbitrator may order such discovery as it deems necessary. To the extent practicable taking into account the nature of the dispute submitted for resolution, such discovery shall be completed within sixty (60) days from the date of the selection of the Arbitrator. At the hearing, which shall commence within twenty (20) days after completion of discovery unless the Arbitrator otherwise orders, the Parties may present testimony (either live witness or deposition), subject to cross-examination, and documentary evidence. To the extent practicable taking into account the nature of the dispute submitted for resolution and the availability of the Arbitrator, the hearing shall be conducted over a period not to exceed thirty (30) consecutive business days, with each Party entitled to approximately half of the allotted time unless otherwise ordered by the Arbitrator. The Arbitrator shall have sole discretion with regard to the admissibility of any evidence and all other matters relating to the conduct of the hearing.

               (j) Witness Lists. At least twenty (20) business days prior to the date set for the hearing, each Party shall submit to each other Party and the Arbitrator a list of all documents on which such Party intends to rely in any oral or written presentation to the Arbitrator and a list of all witnesses, if any, such Party intends to call at such hearing and a brief summary of each witness' testimony. At least five
        (5) business days prior to the hearing, each Party must submit to the Arbitrator and serve on each other Party a proposed findings of fact and conclusions of law on each issue to be resolved. Following the close of hearings, the Parties shall each submit such post-hearing briefs to the Arbitrator addressing the evidence and issues to be resolved as may be required or permitted by the Arbitrator.

               (k) Confidentiality. The arbitration proceedings shall be confidential and, except as required by law, no Party shall make, or instruct the Arbitrator to make, any public announcement with respect to the proceedings or decision of the Arbitrator without the prior written consent of the other Party. The existence of any dispute submitted to arbitration and the award of the Arbitrator shall be kept in confidence by the Parties and the Arbitrator, except as required in connection with the enforcement of such award or as otherwise required by law.

               (l)  Awards and Appeal. Subject to the provisions of this
        Schedule 10.10, the decision of the Arbitrator shall be final and binding upon the Parties in respect of all matters relating to the arbitration, the conduct of the Parties during the proceedings, and the final determination of the issues in the arbitration. There shall be no appeal from the final determination of the Arbitrator to any court, except in the case of fraud or bad faith on the part of the Arbitrator or any Party to the arbitration proceeding in connection with the conduct of such proceedings. Judgment upon any award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.

               (m) Costs of Arbitration. The costs of any arbitration hereunder shall be borne by the Parties in the manner specified by the Arbitrator in its determination.

               (n) Performance of the Agreement. During the pendency of the arbitration proceedings, each Party shall continue to perform its obligations under this Agreement. For purposes of this Paragraph (n) the term "pendency of the arbitration proceeding" shall mean the period starting on the date on which arbitration proceedings are commenced by a Party in accordance with Paragraph (c) of this Schedule 10.10 and ending on the date on which the Arbitrator delivers its final determination in writing to the Parties.